Exhibit 10.4

GENESIS HEALTHCARE, INC.

DEFERRED COMPENSATION PLAN

Effective October 1, 2013

[WORKING COPY INCORPORATING ALL AMENDMENTS ADOPTED
THROUGH JULY 1, 2015]

SECTION 1 Purpose and Administration
1.1

Name of Plan.  The plan set forth herein, and as may be amended from time to time, shall be known as the Genesis Healthcare, Inc. Deferred Compensation Plan (prior to July 1, 2015, the Genesis Healthcare LLC Deferred Compensation Plan) (this “Plan”).

1.2	Effective Date. The effective date of this Plan is October 1, 2013.
1.3

Purpose.  The Company has established this Plan primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees of the Company and certain of its Affiliates.  This Plan is intended:

(a)	to comply with Section 409A of the Code and official guidance issued thereunder, and
(b)

to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

The Company intends that this Plan (and any trust under this Plan as described in Section 6.2) shall be treated as unfunded for tax purposes and for purposes of Title I of ERISA.  The Plan is not intended to qualify under Code Section 401(a).  The Company’s obligations hereunder, if any, to a Participant (or to a Participant’s beneficiary) shall be unsecured and shall be a mere promise by the Company to make payments hereunder in the future.  A Participant (or the Participant’s beneficiary) shall be treated as a general unsecured creditor of the Company.

1.4

Plan Type.  For purposes of Section 409A of the Code, (a) any amounts deferred by a Participant pursuant to this Plan and benefits attributable thereto shall be considered an elective account balance plan under Treasury Regulation Section 1.409A‑1(c)(2)(i)(A),or as otherwise provided in the Code; and (b) any Employer Contributions credited to a Participant and any benefits attributable thereto shall be considered a nonelective account balance plan under Treasury Regulation Section 1.409A‑1(c)(2)(i)(B), or as otherwise provided by the Code.

1.5	Administration.
(a)

General.  The Plan shall be administered by the Plan Administrator.  The Plan Administrator shall serve at the pleasure of the Company’s Board of Directors and may be removed by such Board, with or without cause.  The

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Plan Administrator, or any member of a committee serving as the Plan Administrator, may resign upon prior written notice to the Company’s Board of Directors.

The Plan Administrator shall have the powers, rights and duties set forth in this Plan and shall have the power, in the Plan Administrator’s sole and absolute discretion, to determine all questions arising under this Plan, including without limitation to determine the rights of all persons with respect to this Plan, to interpret all provisions of this Plan and to remedy any ambiguities, inconsistencies, or omissions in this Plan.  A majority vote of the committee members composing the Plan Administrator shall control any decision pursuant to this Section 1.5(a).  Any decisions of the Plan Administrator shall be final and binding on all persons with respect to this Plan and the benefits provided under this Plan.

The Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to consult with counsel who may be counsel to the Company.

(b)

Self‑Interest of Participants.  If a Participant is serving as the Plan Administrator (either individually or as a member of a committee), the Participant may not have any right to vote or decide upon any matter relating solely to himself or herself under this Plan or to vote in any case in which his or her individual right to claim any benefit under this Plan is involved.  In such case, the Plan Administrator shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he or she is disqualified.

(c)

Plan Administrator Upon Change in Control.  After a Change in Control, no member of a committee serving as Plan Administrator may be removed from such committee except by a majority vote of the remaining committee members who served on the committee prior to the Change in Control, and new committee members may be added only by such a vote.  If no committee members remain, a new Plan Administrator shall be a committee composed of the five Participants with the largest balances in their Deferred Compensation Accounts hereunder on the date of the Change in Control.  After a Change in Control, no amendment shall be made to this Section 1 or other Plan provisions regarding the Plan Administrator’s authority with respect to this Plan without prior approval by the Plan Administrator.

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SECTION 2 Definitions

For purposes of this Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

2.1	Affiliate. “Affiliate” means any entity owned, or beneficially owned, directly or indirectly, by the Company.
2.2	Base Salary. “Base Salary” means the regular base salary payable by the Company or by a Participating Employer to or for the benefit of a Participant for services performed while an Eligible Employee.
2.3

Bonus.  “Bonus” means an amount payable to an Eligible Employee under a bonus or incentive compensation plan or program of the Company or a Participating Employer, including the Genesis HealthCare LLC Incentive Compensation Plan.

2.4

Change in Control.  “Change in Control” means the occurrence, after the Effective Date, of any of the following:  (i) any person, or more than one person acting as a group within the meaning of Code Section 409A, other than a Genesis Group Member or Genesis Group Owner (in each case, as of the Effective Date), acquires, directly or indirectly, ownership of Equity Interests in the Company as a result of any acquisition, exchange, merger or other recapitalization or reorganization that, together with the Equity Interests held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Equity Interests in the Company; (ii) a person, or more than one person acting as a group within the meaning of Code Section 409A, other than a Genesis Group Member or Genesis Group Owner (in each case as of the Effective Date), acquires (or has acquired during the 12‑month period ending on the date of the most recent acquisition), directly or indirectly, assets of the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions; (iii) the consummation of a merger or consolidation of the Company in which the direct or indirect owners of the Equity Interests in the Company immediately prior to such merger or consolidation would not, immediately after such merger or consolidation, own, directly or indirectly, Equity Interests representing, in the aggregate, 50 percent or more of the combined voting securities of the surviving entity in such merger or consolidation; or (iv) the approval by the Genesis Group Owners of a complete liquidation or dissolution of the Company.

2.5

Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.    Any reference to a section of the Code includes any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

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2.6

Company.  “Company” means Genesis Healthcare, Inc., a Delaware corporation (for periods prior to July 1, 2015, Genesis HealthCare LLC, a Pennsylvania limited liability company), and its successors and assigns.

2.7

Compensation.  “Compensation” means (a) Base Salary, (b) Bonus and (c) any other compensation that is payable to a Participant for services performed for the Company or a Participating Employer and that is designated by the Plan Administrator as “Compensation” for purposes of this Plan; provided that no amount may be considered “Compensation” unless it is considered to be “wages” for purposes of federal income tax withholding.  For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the tax‑qualified plans of the Company or an Affiliate which may be maintained under Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non‑qualified plan which permits the voluntary deferral of compensation.

2.8	Deferral Election. “Deferral Election” means a written irrevocable election filed by the Participant in accordance with Section 3 of this Plan.
2.9

Deferred Compensation Account.  “Deferred Compensation Account” means the bookkeeping account maintained under this Plan in the Participant’s name to reflect amounts deferred under this Plan pursuant to Section 3 (as adjusted under Section 4) and any Employer Contributions credited on behalf of the Participant pursuant to Section 3 (as adjusted under Section 4).  The Deferred Compensation Account shall be hypothetical in nature and shall be maintained for bookkeeping purposes only.  Neither this Plan nor the Deferred Compensation Account shall hold any actual funds or assets.  The Deferred Compensation Account shall consist of a Participant’s entire account balance, including his or her Fixed Period Distribution Accounts and Retirement Distribution Account.

2.10	Disabled. A Participant shall be considered “Disabled” if:
(a)

The Participant is unable to engage in any substantially gainful activity by reason of any medically determined physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months; or

(b)

The Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

2.11

Distribution Account.  “Distribution Account” means the bookkeeping account maintained to reflect amounts allocated to a Participant’s Fixed Period Distribution Accounts and Retirement Distribution Account.  Each Distribution

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Account shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither this Plan nor any Distribution Account shall hold any actual funds or assets.
2.12

Distribution Election.  “Distribution Election” means a written irrevocable election in a form prescribed by the Plan Administrator in accordance with Section 3.5 specifying the time and form of payment for certain benefits payable to the Participant pursuant to this Plan.

2.13

Earnings.  “Earnings” means the amount credited to a Participant’s Deferred Compensation Account either (i) based on the Investment Options chosen by the Participant in accordance with Sections 4.2 and 4.3 below or (ii) based on a notional fixed rate of interest as determined by the Plan Administrator in accordance with Section 4.1.  In the case of Earnings determined with reference to the Investment Options, such credits may be either positive or negative to reflect the increase or decrease in value of the applicable Investment Options in accordance with the provisions of this Plan.

2.14	Eligible Employee. “Eligible Employee” has the meaning set forth in Section 3.1(a).
2.15	Employer Contributions. “Employer Contributions” mean any Employer Discretionary Contributions and any Employer Matching Contributions credited to a Participant’s Deferred Compensation Account.
2.16	Employer Discretionary Contributions. “Employer Discretionary Contributions” has the meaning set forth in Section 3.4(a).
2.17

Employer Matching Contributions.  “Employer Matching Contributions” mean any discretionary employer matching contributions credited to a Participant’s Deferred Compensation Account pursuant to Section 3.4(b).

2.18

Equity Interests.  “Equity Interests” means, with respect to any Person, any and all shares, interests, participations, rights to purchase, warrants, options, or other equivalents (however designated) of capital stock of a corporation, and any and all other equivalent ownership interests in any other Person, in each case whether now outstanding or hereafter issued.

2.19

ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Any reference to a section of ERISA includes any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

2.20

Fixed Period Distribution Account.  “Fixed Period Distribution Account” means a bookkeeping account maintained under this Plan with respect to a Participant used solely to determine the amount payable to the Participant in accordance with Sections 3.5, 4 and 5.2 of this Plan.  Each Fixed Period Distribution Account shall be hypothetical in nature and shall be maintained for bookkeeping purposes only.

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Neither this Plan nor any Fixed Period Distribution Account shall hold any actual funds or assets.
2.21

Genesis Group.  “Genesis Group” means the Company and its affiliates; provided that for the purposes of this definition only, the term “affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, where “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than 50 percent of the total outstanding equity or voting interests in such Person, and “affiliates” for purposes of this definition shall mean such other Persons, collectively.

2.22	Genesis Group Member. “Genesis Group Member” means a member of the Genesis Group and its successors and assigns.
2.23	Genesis Group Owner. “Genesis Group Owner” means those Persons holding Equity Interests in FC GEN Operations Investment LLC.
2.24

In‑Service Date.  “In‑Service Date” means the January 1 or the July 1 of a year that is at least 36 months after the end of the period in which a deferred amount would otherwise be payable in the absence of the deferral.

2.25

Investment Options.  “Investment Options” means one or more of the independently established funds or indices that are identified as such by the Plan Administrator, in its sole discretion; provided that the Plan Administrator may change the Investment Options available under this Plan from time to time in the sole discretion of the Plan Administrator.

2.26	Participating Employer. “Participating Employer” means any Affiliate that adopts this Plan in accordance with Section 7.1 and is set forth on Appendix A as amended from time to time.
2.27	Participant. “Participant” means, subject to Section 3.1(b), an Eligible Employee who has had amounts credited to his or her Deferred Compensation Account pursuant to this Plan.
2.28	Person. “Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.
2.29	Plan. “Plan” has the meaning set forth in Section 1.1.
2.30

Plan Administrator.  “Plan Administrator” means, subject to Section 1.5(c), the committee appointed by the Company’s Board of Directors to administer this Plan pursuant to Section 1.5; provided that if no committee is appointed, then, subject to Section 1.5(c), the Plan Administrator shall be the Company.

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2.31	Plan Year. “Plan Year” means the calendar year. However, the initial Plan Year shall be a short Plan Year, beginning on the Effective Date and ending on the following December 31.
2.32

Qualified Domestic Relations Order.  “Qualified Domestic Relations Order” means an order made according to state domestic relations laws for alimony, child support or the settlement of marital property rights that the Plan Administrator has determined is qualified.

2.33

Retirement Distribution Account.  “Retirement Distribution Account” means a bookkeeping account maintained under this Plan with respect to a Participant used solely to determine the amount payable to each Participant in accordance with Sections 3, 4 and 5 of this Plan, and shall consist of the amounts that are to be distributed following a Participant’s Separation from Service in the form or forms elected by the Participant in accordance with Section 3.5 of this Plan.  Each Retirement Distribution Account shall be hypothetical in nature and shall be maintained for bookkeeping purposes only.  Neither this Plan nor any Retirement Distribution Account shall hold any actual funds or assets.

2.34	Retirement Vesting Date. “Retirement Vesting Date” means the later of the date on which a Participant reaches age 59 or the date on which that Participant has five Years of Service.
2.35

Separation from Service.  “Separation from Service” means a Participant’s  “separation from service” from the Company, and/or the applicable Participating Employer, for purposes of this Plan within the meaning of Code Section 409A.

2.36

Termination for Cause.  “Termination for Cause” means the termination of a Participant’s employment by the Company, or by the applicable Participating Employer, due to, as determined by the Plan Administrator in its sole discretion, the Participant’s gross negligence, fraud, dishonesty, or willful violation, committed by the Participant in connection with his or her employment by or association with the Company or its Affiliates, of any law or significant policy of the Company or its Affiliates that applies to the Participant.

2.37	Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from:
(a)

sudden and unexpected illness or accident of the Participant, the Participant’s beneficiary, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152 without respect to Section 152(b)(1), (b)(2) and (d)(1)(B));

(b)	loss of Participant’s property due to casualty; or
(c)	another similar extraordinary and unforeseeable circumstances resulting from events beyond the control of the Participant.

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Whether a Participant has an Unforeseeable Emergency shall be determined in the sole discretion of the Plan Administrator; provided, however, that an “Unforeseeable Emergency does not exist to the extent that the Participant’s need is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan.

2.38	Valuation Date. “Valuation Date” means each business day the financial markets are open, unless the applicable Investment Option requires a less frequent valuation.
2.39	Year of Service. “Year of Service” means each 12‑month period of employment with the Company and its Affiliates.
2.40	Other Definitions. In addition to the terms defined in this Section 2, other terms are defined when first used in sections of this Plan.
SECTION 3 Eligibility, Participation, Deferral Elections, and Employer Contributions
3.1	Eligibility and Participation.
(a)

Eligibility.  Subject to the conditions and limitations of this Plan, the Company’s Board of Directors, or a committee thereof, may designate, by name, rank or title, which employees of the Company or of any Participating Employer (the “Eligible Employees”) are eligible to participate in this Plan; provided that each such employee must be a member of a select group of management or highly compensated employees of the Company or a Participating Employer as defined under ERISA or the regulations thereunder.  Designation of eligibility in a given year pursuant to this Section 3.1(a) does not guarantee such a designation in any subsequent Plan Year.

(b)

Participation.  An Eligible Employee shall become a Participant upon the first day as of which an amount is credited to a Participant’s Deferred Compensation Account.  A Participant shall remain a Participant until the entire balance of the Participant’s Deferred Compensation Account has been distributed.

(c)

Change in Status.  If the Plan Administrator, in its sole discretion, determines that a Participant no longer qualifies as a member of a select group of management employees or determines that a Participant no longer qualifies as a highly compensated employee, as determined in accordance with ERISA, the Plan Administrator may, in its sole discretion, prohibit the Participant from deferring any additional amounts under this Plan.

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3.2

Deferral Elections.  An Eligible Employee may make a separate Deferral Election to defer receipt of each type of Compensation that may be deferred under this Plan in accordance with the rules set forth below:

(a)

General.  All Deferral Elections must be made in writing in the form prescribed by the Plan Administrator.  Each Deferral Election will be effective only when filed with the Plan Administrator by the date specified by the Plan Administrator.  Except as provided in Sections 3.2(b) and 3.2(c) below, no Deferral Elections may be made later than, and all Deferral Elections with respect to a Plan Year shall become irrevocable on, the last day of the Plan Year preceding the Plan Year in which the Compensation being deferred is earned.

(b)

Performance‑Based Compensation.  If the Plan Administrator determines that any Compensation qualifies as “performance‑based compensation” under Code Section 409A, a Deferral Election with respect to such Compensation may be filed and shall become irrevocable no later than six months before the end of the performance period with respect to which such Compensation is paid; provided that such Eligible Employee has been continuously employed by the Company from the later of the beginning of the performance period or the date on which the performance criteria for such performance‑based compensation was established, as permitted by the Plan Administrator.

(c)

First Year of Eligibility.  In the first year in which an Eligible Employee becomes eligible to participate in this Plan and is not a participant in another plan sponsored by the Company that is considered to be of a similar type, as defined in Treasury Regulation Section 1.409A‑1(c)(2)(i)(A) or (B) or as otherwise provided by the Code, the Eligible Employee may file a Deferral Election with respect to services to be performed subsequent to the election within 30 days after the date the Eligible Employee becomes eligible to participate in this Plan to the extent permitted under Code Section 409A.

(d)

Duration of Deferral Election’s Effectiveness.  A Participant’s Deferral Election with respect to a type of Compensation shall remain in effect with respect to the same type of Compensation earned in each of the following Plan Years unless and until (i) the election is revoked prior to the start of the applicable Plan Year, (ii) the Participant files a new Deferral Election with respect to that type of Compensation for a future Plan Year in accordance with Section 3.1(a) above, which election will supersede any prior Deferral Election with respect to that type of Compensation for all future Plan Years, or (iii) the Participant is no longer an Eligible Employee.

(e)	Maximum Deferrals. The maximum amount of Base Salary a Participant may elect to defer under this Plan is 50% of the Base Salary. The A‑9 maximum amount of Bonus a Participant may elect to defer under this Plan is 95% of the Bonus; provided that in no event may the maximum amount of Bonus that a Participant may elect to defer hereunder exceed the amount of the Bonus less any amount required to cover all applicable taxes and payroll deductions with respect to the Bonus.

(f)

Timing of Credits.  Amounts deferred by a Participant shall be credited to the Participant’s Deferred Compensation Account as soon as administratively practicable after the date the Compensation would have been payable to the Participant absent deferral, even if the amount would have been payable in a Plan Year subsequent to the Plan Year in which the Compensation was earned.

3.3

Cancellation of Deferral Elections.  If a Participant incurs a disability or obtains a distribution under Section 5.8 on account of an Unforeseeable Emergency during a Plan Year, the Participant’s deferrals of Compensation pursuant to Section 3.2 above shall cease for the remainder of the Plan Year in which the disability or distribution occurs and for the Plan Year immediately thereafter.  Any resumption of the Participant’s deferrals under this Plan for succeeding Plan Years shall occur only at the election of the Participant in accordance with this Section 3.  For purposes of this Section 3.3 only, “disability” means any medically determinable physical or mental impairment resulting in the service provider’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

3.4	Employer Contributions.
(a)

Employer Discretionary Contributions.  The Company may, in its sole discretion, credit to the Deferred Compensation Account of any Eligible Employee an amount determined by the Company in its sole discretion (an “Employer Discretionary Contribution”) for a Plan Year.  As noted above, whether any contribution will be credited pursuant to this Section 3.4(a) is in the sole discretion of the Company, and a contribution pursuant to this Section 3.4(a) in one year will in no way guarantee such a contribution for any following year.

(b)

Employer Matching Contributions.  The Company, in its sole discretion and subject to such limits as the Company may determine, may (i) credit a contribution to a Participant’s Deferred Compensation Account to match a percentage, as determined by the Company in its sole discretion, of amounts of Base Salary, Bonus and/or other Compensation a Participant elects to defer hereunder in a Plan Year; and/or (ii) credit a contribution to a Participant’s Deferred Compensation Account in an amount that the Company would have contributed to the Participant’s account in the Company’s applicable 401(k) plan with respect to a particular year but for the compensation limit of Section 401(a)(17) of the Code, the contribution

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limits of Section 402(g) and Section 415 of the Code, and the limits imposed by nondiscrimination testing with respect to such plan.  As noted above, whether any contribution will be credited pursuant to this Section 3.4(b) is in the sole discretion of the Company, and a contribution pursuant to this Section 3.4(b) in one year will in no way guarantee such a contribution for any following year.

(c)

Employer Contributions to Retirement Distribution Account.  All Employer Contributions, whether credited pursuant to Section 3.4(a) or (b) above, will be credited to the Participant’s Retirement Distribution Account at such times as provided by the Plan Administrator.

3.5	Distribution Elections.
(a)

In General.  All Distribution Elections must be made in writing in the form prescribed by the Plan Administrator.  Each Distribution Election will be effective only when filed with the Plan Administrator by the date specified by the Plan Administrator in accordance with this Section 3.5.

(b)

Elective Deferrals.  At the time a Participant files a Deferral Election with the Plan Administrator (and in all events before such election is irrevocable), the Participant may elect the time and form of distribution of the amounts subject to that election (and Earnings thereon) by filing a Distribution Election with the Plan Administrator in accordance with this Section 3.5(b).  Subject to paragraphs (i) and (ii) below, any election made pursuant to this Section 3.5(b) shall allocate the amounts subject to such election among the Participant’s Fixed Period Distribution Accounts and/or the Participant’s Retirement Distribution Account.

(i)

Fixed Period Distribution Accounts.  A Participant may have up to three Fixed Period Distribution Accounts with respect to each Deferral Election.  When a Participant allocates an amount to a particular Fixed Period Distribution Account, the Participant shall:

(A)	designate on the applicable Distribution Election form an In‑Service Date for such Fixed Period Distribution Account; and
(B)	designate whether the amounts credited to such account shall be distributed in
(a)	a lump sum following the applicable In‑Service Date in accordance with Section 5.2(a) below; or
(a)	a series of up to four annual installments following the applicable In‑Service Date in accordance with Section 5.2(a) below.

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Notwithstanding the foregoing, no amount may be credited to a Fixed Period Distribution Account in the same Plan Year in which a distribution is to be made from that account.

(ii)

Retirement Distribution Account.  When a Participant allocates an amount to his or her Retirement Distribution Account, the Participant shall designate on the applicable Distribution Election form whether such amount (and Earnings thereon) will be distributed in:

(A)	a lump amount following the Participant’s Separation from Service;
(B)	a series of five annual installments following the Participant’s Separation from Service; or
(C)	a series of 10 annual installments following the Participant’s Separation from Service.
(c)

Employer Contributions.  Each Plan Year, a Participant may elect the form of payment of any Employer Discretionary Contribution (and Earnings thereon) that may be credited to the Participant’s Deferred Compensation Account with respect to the following Plan Year by filing a Distribution Election form with the Plan Administrator.  No such Distribution Election may be made after, and each such Distribution Election shall become irrevocable on, the last day of the Plan Year preceding the Plan Year with respect to which the applicable Employer Contribution, if any, is credited.  A Participant’s election pursuant to this Section 3.5(c) shall designate on the applicable Distribution Election form whether the amounts subject to the election (and Earnings thereon) will be distributed in:

(A)	a lump amount following the Participant’s Separation from Service;
(B)	a series of five annual installments following the Participant’s Separation from Service; or
(C)	a series of 10 annual installments following the Participant’s Separation from Service.
(d)

Defaults in the Event of Incomplete or Inaccurate Distribution Elections.  In the event that a Participant submits a Distribution Election to the Plan Administrator that contains information which, in the sole discretion of the Plan Administrator, is incomplete or inaccurate, the Plan Administrator shall be authorized to assume the following, and such assumptions shall be communicated to the Participant:

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(i)

If no Distribution Election is made or no Distribution Account is selected with respect to any amount subject to a Deferral Election, the Plan Administrator will allocate the applicable amount (and Earnings thereon) to the Participant’s Retirement Distribution Account to be paid in a series of five annual installments.

(ii)

If no Distribution Election is made with respect to any Employer Discretionary Contribution, the applicable Employer Discretionary Contribution (and Earnings thereon) will be distributed from the Participant’s Retirement Distribution Account in accordance with Section 5.1 of this Plan in a series of five annual installments.

(iii)

If a Participant’s Distribution Election allocates amounts among his or her Distribution Accounts (or among different distribution options within a Distribution Account) and the amounts allocated exceed 100% of the amounts subject to such election, the Plan Administrator will proportionally reduce each Distribution Account’s designated allocation(s) so that the sum of the allocated amounts equals 100% of the amounts subject to the election.

(iv)

If the Distribution Election allocates deferred compensation to a Fixed Period Distribution Account but no deferrals can be credited to such account due to the fact that benefits are being paid from that Fixed Period Distribution Account, then the improperly allocated deferred compensation (and Earnings thereon) shall be credited to the Participant’s Retirement Distribution Account to be paid in a series of five annual installments.

(v)

If no time of payment is chosen for a Fixed Period Distribution Account, the Plan Administrator will assume the Participant selected the earliest possible In‑Service Date for such account, as determined pursuant to this Section 3.5 and Sections 2.24 and 5.2.

(vi)	If no form of payment is chosen for a Fixed Period Distribution Account, the Plan Administrator will assume the Participant selected a lump‑sum distribution for such account.

SECTION 4 A‑13

Deferred Compensation Accounts, Adjustment and Vesting
4.1

Deferred Compensation Accounts.  Compensation deferred by a Participant under this Plan and any Employer Matching Contributions shall be credited to the applicable Participant’s Deferred Compensation Account as provided in this Plan, and those amounts will be adjusted as provided in Section 4.2.  Any Employer Discretionary Contributions shall be credited to the applicable Participant’s Deferred Compensation Account as provided in this Plan and shall be credited with a notional fixed rate of interest, or such other method, as determined by the Plan Administrator in its sole discretion.  Separate accounts may be maintained on the books of the Company to reflect the Participant’s different Distribution Accounts and to reflect the different types of contributions allocated to each Distribution Account.

4.2

Deferral Account Adjustments and Hypothetical Investment Options.  As of each Valuation Date, the Plan Administrator shall adjust the amounts in a Participant’s Deferred Compensation Account attributable to the Participant’s Deferral Elections and corresponding Matching Contributions to reflect Earnings in the Investment Options selected by the Participant pursuant to Section 4.3 below since the prior Valuation Date.  Such Earnings on amounts in a Participant’s Deferred Compensation Account shall accrue commencing on the date an amount subject to this Section 4.2 is first credited to the account and shall continue to accrue until the entire balance in the Participant’s Deferred Compensation Account attributable to amounts subject to this Section 4.2 has been distributed.  Earnings shall be credited pursuant to this Section 4.2 based on the results that would have been achieved had the applicable amounts credited to the Deferred Compensation Account been invested as soon as practicable into the Investment Options selected by the Participant.  Nothing in this Section 4.2 or otherwise in this Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.

4.3

Investment Options.  The Plan Administrator shall specify procedures to allow Participants to make elections as to the deemed investment of amounts newly credited to their Deferred Compensation Accounts, as well as the deemed investment of amounts previously credited to their Deferred Compensation Accounts.  Participant selections from among the Investment Options must be made to the Plan Administrator or designated agent in accordance with the procedures established by the Plan Administrator.  Fund selections will be effective within a reasonable period of time as determined by the means used to communicate such selections and generally accepted business practices.  Elections made pursuant to this Section 4.3 may be accepted at the time and in a manner determined by the Plan Administrator.

The Plan Administrator shall designate the Investment Options available for selection under this Section 4.3.  Investment Options are selected solely for purposes of determining hypothetical gains and/or losses to a Participant’s

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bookkeeping account.  Neither this Plan nor any of the Deferred Compensation Accounts shall hold any actual funds or assets.  The Plan Administrator may change the Investment Options at its discretion.

4.4

Determination of Accounts.  Each Distribution Account as of each Valuation Date shall consist of the balance of the Distribution Account as of the immediately preceding Determination Date, adjusted as follows:

(a)

New Deferrals.  Each Distribution Account shall be increased by any Compensation deferred pursuant to a Deferral Election and credited to such account since such prior Valuation Date per the Participation’s election (or a default provision of this Plan in the absence of a valid or complete election).

(b)

Employer Contributions.  Each Distribution Account shall be increased by any Employer Contributions credited to such account since the prior Valuation Date as set forth in Sections 3.5(a) and (b) above.

(c)

Distributions.  Each Distribution Account shall be reduced by the amount of each benefit payment made from that account since the prior Valuation Date.  Distributions of benefits attributable to amounts other than Employer Discretionary Contributions shall be deemed to have been made proportionally from each Investment Option maintained within such account based on the proportion that such Investment Option bears to the sum of all Investment Options maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

(d)	Earnings. Each Distribution Account shall be increased or decreased by the Earnings credited to such account since the prior Valuation Date as provided in Sections 4.1 and 4.2 above.
4.5	Vesting and Forfeiture.
(a)	Participant Deferrals. A Participant shall be fully vested in the amounts attributable to the Participant’s Deferral Elections (and Earnings thereon).
(b)

Employer Matching Contributions.  Subject to Sections 4.5(d) and (e) below, a Participant shall be vested in the amount in his or her Deferred Compensation Account attributable to any Employer Matching Contributions (and Earnings thereon) in accordance with the vesting schedule set forth below.

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Years of Service	Nonforfeitable Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

(c)

Employer Discretionary Contributions.  Unless otherwise provided by the Plan Administrator and subject to Sections 4.5(d) and (e) below, a Participant shall become vested in a portion of the amounts attributable to a particular Employer Discretionary Contribution in a Plan Year (and Earnings thereon) on December 31 of the year with respect to which the contribution is credited and on December 31 of each of the next two succeeding years provided that the Participant is employed by the Company on the applicable December 31 as follows:  (i) one‑third of the amounts attributable to a particular Employer Discretionary Contribution will become vested on December 31 of the year with respect to which the contribution is first credited, (ii) one‑half of the remaining amount attributable to the contribution (including Earnings thereon) will become vested on December 31 of the year following the year with respect to which the contribution is first credited, and (iii) any remaining amounts attributable to the particular contribution (including Earnings thereon) will become vested on December 31 of the second year following the year with respect to which the contribution is first credited.

(d)

Accelerated Vesting.  A Participant shall be fully vested in his or her entire Deferred Compensation Account upon the occurrence of any of the following provided that the Participant is still employed by the Company on the date of such occurrence:  (i) the Participant’s death, (ii) the Participant’s becoming Disabled, (iii) the Participant’s Retirement Vesting Date, or (iv) a Change in Control.

(e)

Forfeiture upon Termination for Cause.  Notwithstanding the vesting schedules set forth above, the balance in a Participant’s Deferred Compensation Account attributable to Employer Contributions (including any Earnings thereon) will be forfeited (and neither the Participant nor the Participant’s beneficiaries will have any rights thereto) if (i) the Participant’s employment with the Company or any Affiliate terminates due to a Termination for Cause, (ii) the Company learns, after the Participant’s termination of employment, of conduct by the Participant while the Participant was an employee of the Company or an Affiliate that could have led to a Termination for Cause if the Company or Participating Employer had been aware of such conduct before the Participant’s termination of employment, or (iii) the Participant violates any non‑competition, non‑disclosure, non‑solicitation, or confidentiality

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agreement with the Company or any Affiliate or any other restrictive covenant concerning the Company or any Affiliate to which the Participant is subject.  Whether there has been a Termination for Cause and whether a Participant has engaged in any of the conduct described in paragraphs (ii) and (iii) above shall be determined by the Plan Administrator in its sole discretion.

(f)

Forfeiture of Non‑Vested Amounts.  To the extent that any amounts credited to a Participant’s Deferred Compensation Account are not vested at the time such amounts are otherwise payable under Section 5, such amounts shall be forfeited (and neither the Participant nor the Participant’s beneficiaries will have any rights thereto).

SECTION 5 Payment of Benefits
5.1

Retirement Distribution Account.  A Participant’s Retirement Distribution Account shall be distributed to the Participant following his or her Separation from Service in accordance with this Section 5.1.

(a)

Timing of Payment.  If a Participant’s Separation from Service occurs between January 1 and June 30 of the applicable year, then benefits under this Section 5.1 shall be based upon the valuation of the applicable account on the first business day following July 1 of that year and shall be payable as soon as administratively practicable, but in no event later than 90 days, thereafter, and subsequent payments, if the payment is to be made in installments, shall be made on the anniversary of the initial payment.  If a Participant’s Separation from Service occurs between July 1 and December 31 of the applicable year, then benefits under this Section 5.1 shall be based upon the valuation of the applicable account on the first business day following January 1 of the year following the Separation from Service and shall be payable as soon as administratively practicable, but in no event later than 90 days, thereafter, and subsequent payments, if the payment is to be made in installments, shall be made on the anniversary of the initial payment.

(b)

Form of Payment.  Amounts credited to a Participant’s Retirement Distribution Account with respect to any Deferral Election or any Employer Discretionary Contribution (including Earnings thereon) shall be paid in a lump sum or in a series of annual installments, as elected with respect to such amounts (including Earnings thereon) by the Participant in accordance with Section 3.5 of this Plan, or, if applicable, the default form set forth in Section 3.5(d) of this Plan.  Amounts credited to a Participant’s Retirement Distribution Account with respect to any Employer Matching Contribution (and Earnings thereon) shall be paid in a series of five annual installments.

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5.2

Fixed Period Distribution Accounts.  Each of a Participant’s Fixed Period Distribution Accounts shall be distributed to the Participant following the In‑Service Date chosen by the Participant pursuant to Section 3.5 in accordance with this Section 5.2.

(a)

Timing of Payment.  Benefits under this section shall be based upon the valuation of the applicable account on the first business day following the In‑Service Date designated by the Participant in his or her first Deferral Election that allocated a portion of the Compensation deferred to that Fixed Period Distribution Account and shall be payable as soon as practicable, but in no event later than 90 days, thereafter, and subsequent payments, if the form of payment selected provides for subsequent payments, shall be made on the anniversary of the initial payment.  Notwithstanding the foregoing, if the Participant has a Separation from Service before the entire balance of a Fixed Period Distribution Account has been distributed to the Participant, then any remaining benefits from such account under this Section 5.2(a) shall be based upon the valuation of the applicable account on the first business day following the earlier of the first January 1 or the first July 1 following the Separation from Service and shall be payable as soon as administratively practicable, but in no event later than 90 days, thereafter.

(b)

Form of Payment.  The form of benefit payment shall be that form selected by the Participant in the first Distribution Election which allocated a portion of deferred Compensation to the applicable Fixed Period Distribution Account, or in a lump‑sum if no such selection was validly made in accordance with this Plan.

5.3

Changes in Time or Form of Distribution.  Subject to this Section 5.3, a Participant may amend the form of payment or the intended date of payment to a date later than the date of payment in force immediately prior to the filing of such request, by filing such amendment with the Plan Administrator no later than 12 months prior to the then current date of payment.  The Participant may file such an amendment, provided that each amendment must provide for a distribution as otherwise permitted under this Plan on a date that is not earlier than five years after the date of payment in force immediately prior to the filing of such request, and the amendment may not take effect for 12 months after the request is made.  For purposes of this Section 5, a payment of amounts under this Plan, including the payment of annual installments over a number of years, shall be treated as a single payment, as provided in Treasury Regulation Section 1.409A‑2(b)(2)(iii).

5.4

Cash‑Out of Small Account Balance.  Notwithstanding the provisions of Section 5.1 above, if, on the date on which a Participant’s benefits from his or her Retirement Distribution Account first become payable, the portion of the Retirement Distribution Account that is to be paid in installments (i.e., the sum of the amount to be paid in five annual installments plus the amount to be paid in 10 annual installments) is less than $100,000, then the entire balance of the

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Participant’s Retirement Distribution Account shall be paid to the Participant in a lump‑sum at the time set forth in Section 5.1(a).
5.5

Payment Upon Disability.  Notwithstanding anything in this Plan or any Distribution Election to the contrary, in the event a Participant becomes Disabled before his or her Deferred Compensation Account has been fully distributed, then payment of the Participant’s vested Deferred Compensation Account shall be made in a lump sum payment within 60 days following the date on which the Participant becomes Disabled.  Whether a Participant is Disabled for purposes of this Plan shall be determined by the Plan Administrator, and in making such determination, the Plan Administrator may rely on the opinion of a physician(s) selected by the Plan Administrator for such purpose.

5.6

Payment Upon Death of a Participant.  Notwithstanding anything in this Plan or any Distribution Election to the contrary, a Participant’s vested Deferred Compensation Account shall be paid to the Participant’s beneficiary (designated in accordance with Section 5.7) in a lump sum payment within 60 days following the date of the Participant’s death.

5.7

Beneficiary.  The Participant may name a beneficiary or beneficiaries to receive the balance of the Participant’s vested Deferred Compensation Account in the event of the Participant’s death prior to the payment of the Participant’s vested Deferred Compensation Account.  To be effective, any beneficiary designation must be filed in writing with the Plan Administrator in accordance with rules and procedures adopted by the Plan Administrator for that purpose.  A Participant may revoke an existing beneficiary designation by filing another written beneficiary designation with the Plan Administrator.  The latest beneficiary designation received by the Plan Administrator shall be controlling.  If no beneficiary is named by a Participant, or if the Participant survives all of the Participant’s named beneficiaries and does not designate another beneficiary, the Participant’s Deferred Compensation Account shall be paid in the following order of precedence:

(a)	the Participant’s spouse;
(b)	the Participant’s children (including adopted children) in equal amounts;
(c)	the Participant’s parents in equal amounts; or
(d)	the Participant’s estate.
5.8

Unforeseeable Emergency.  Notwithstanding anything in this Plan or any Distribution Election to the contrary, upon a finding that a Participant has suffered an Unforeseeable Emergency, the Plan Administrator may make a lump‑sum payment of all or any portion of the Participant’s vested Deferred Compensation Account needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  A payment on account of an Unforeseeable Emergency shall not be in excess of the amount

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needed to relieve such Unforeseeable Emergency and shall be made no later than 60 days following the date on which the applicable financial hardship arose.
5.9

Effect of Early Taxation.  Notwithstanding anything in this Plan or any Distribution Election to the contrary, if a Participant’s benefits under this Plan are includible in income pursuant to Code Section 409A, such benefits shall be distributed immediately to the Participant.

5.10

Permitted Delays.  Notwithstanding anything in this Plan to the contrary, any payment to a Participant under this Plan shall be delayed upon the Plan Administrator’s reasonable anticipation of one or more of the following events:

(a)	The Company’s deduction with respect to such payment would be eliminated by application of Code Section 162(m); or
(b)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 5.10 shall be paid in accordance with Treasury Regulation Section 1.409A‑2(b)(7) and otherwise with Section 409A of the Code.

5.11

Withholding; Payroll Taxes.  The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law or shall make other arrangements necessary to comply with such withholding requirements.  A beneficiary of the Participant, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

5.12

Special Rule for Payments to “Specified Employees” if the Company Becomes Publicly Traded.  Notwithstanding any other provision of this Plan, if a Participant is a “specified employee” of the Company within the meaning of Treasury Regulation Section 1.409A‑1(i) on the date on which the Participant has a Separation from Service, then any benefits payable upon such Separation from Service shall be subject to the limitations set forth in Treasury Regulation Section 1.409A‑3(i)(2) to the extent such limitations apply to the Participant.

SECTION 6 A‑20

Miscellaneous
6.1

Unsecured General Creditor.  Notwithstanding any other provision of this Plan, Participants and Participants’ beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under this Plan.  Any property held by the Company for the purpose of generating the cash flow for benefit payments, including any insurance purchased pursuant to Section 6.4 below, shall remain its general, unpledged and unrestricted assets.  The Company’s obligation under this Plan shall be an unfunded and unsecured promise to pay money in the future.

6.2

Trust Fund.  The Company shall be responsible for the payment of all benefits provided under this Plan.  At its discretion, the Company may elect to establish one or more trusts or similar arrangement, with such trustees as the Company may approve, for the purpose of assisting in the payment of claims or benefits.  Although such trust arrangement may be irrevocable, its assets shall be held for payment of all the Company’s general creditors in the event of insolvency.  To the extent any benefits provided under this Plan are paid from any such trust or arrangement, the Company shall have no further obligation to pay them.  If not paid from any such trust or arrangement, such benefits shall remain the obligation of the Company.

6.3

Effect of Payment.  The full payment of the applicable benefit under Section 5 shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s beneficiary’s) rights under this Plan shall terminate immediately upon full payment.

6.4

COLI.  Subject to Section 6.1, the Company may purchase company‑owned life insurance in respect of the life of a Participant in connection with the Participant’s participation in the Plan.  If necessary for the purchase of that insurance, the Participant will consent to such purchase and will cooperate with the Company to the extent necessary to facilitate such purchase.

6.5

Set Off.  Notwithstanding any other provision of this Plan, the Company may reduce the amount of any payment otherwise payable to or on behalf of a Participant hereunder (net of any required withholdings) by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Company or the applicable Participating Employer incurred in the ordinary course of the employment relationship that is then due and payable, and the Participant shall be deemed to have consented to such reduction, provided that the entire amount of reduction in any calendar year does not exceed $5,000.

6.6

No Enlargement of Rights.  Establishment of this Plan shall not be construed to give any Participant the right to be retained by the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

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Establishment of this Plan shall not be construed to give any benefits not specifically provided by this Plan.  Any liability of the Company to any Participant, former Participant, or Participant’s beneficiary with respect to a right to payment under this Plan shall be based solely upon contractual obligations created by this Plan.

6.7

Interests Not Transferable.  Except as set forth in Sections 5.6, 5.11, 6.5 and 6.8 of this Plan, no benefit payable at any time under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or any other encumbrance of any kind or to any attachment, garnishment, or other legal process of any kind.  Any attempt by a person (including a Participant or a Participant’s beneficiary) to anticipate, alienate, sell, transfer, assign, pledge, or otherwise encumber any benefits under this Plan, whether currently or thereafter payable, shall be void.  If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber such person’s benefits under this Plan, or if by any reasons of such person’s bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under this Plan, then the Plan Administrator, in the Plan Administrator’s sole discretion, may terminate the interest in any such benefits of the person otherwise entitled thereto under this Plan and may hold or apply such benefits in such manner as the Plan Administrator may deem proper.

6.8

Domestic Relations Orders.  If applicable and notwithstanding Section 6.7, all or a portion of a Participant’s Deferred Compensation Account balance may be paid to another person as specified in a Qualified Domestic Relations Order if the Plan Administrator determines that such payment is necessary to comply with the order.  Where the Qualified Domestic Relations Order permits discretion on the part of the alternate payee and such discretion has not been exercised, the Company shall distribute to the alternate payee the amounts subject to the order as soon as practicable.

6.9	Controlling Law. The law of the Commonwealth of Pennsylvania shall be controlling in all matters relating to this Plan to the extent not preempted by federal law.
6.10

Protective Provisions.  A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

6.11

Words and Headings.  Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

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6.12

Action by the Company.  Except as otherwise specifically provided herein, any action required of or permitted to be taken by the Company under this Plan shall be by resolution of its Board of Directors or by resolution of a duly authorized committee of its Board of Directors or by action of a person or persons authorized by resolution of such Board of Directors or such committee.

6.13

No Fiduciary Relationship.  Nothing contained in this Plan, and no action taken pursuant to its provisions by either the Company or the Participants shall create, or be construed to create a fiduciary relationship between the Company and the Participant, a designated beneficiary, other beneficiaries of the Participant, or any other person.

6.14	Claims Procedures.
(a)

Claim.  Any person or entity claiming a benefit, requesting an interpretation or ruling under this Plan (hereinafter referred to as “Claimant”), or requesting information under this Plan shall present the request in writing to the Plan Administrator, which shall respond in writing as soon as practical.

(b)	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
(i)	the reasons for denial, with specific reference to this Plan provisions on which the denial is based;
(ii)	a description of any additional material or information required and an explanation of why it is necessary; and
(iii)	an explanation of this Plan’s claim review procedure.
(c)

Review of Claim.  Any Claimant whose claim or request is denied or who has not received a response within 60 days may request a review by notice given in writing to the Plan Administrator.  Such request must be made within 60 days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response 90 days after receipt by the Plan Administrator of Claimant’s claim or request.  The claim or request shall be reviewed by the Plan Administrator which may, but shall not be required to, grant the Claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d)

Final Decision.  The decision on review shall normally be made within 60 days after the Committee’s receipt of claimant’s claim or request.  If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be 120 days.  The decision shall be in writing and shall state the reasons and the relevant

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Plan provisions. All decisions on review shall be final and bind all parties concerned.
6.15

Notice.  Any notice required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving the notice.  If any such notice is hand delivered then it shall be deemed given as of the date of delivery.  If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company.  Notices to the Plan Administrator should be sent in care of the Company at the Company’s principal place of business.  The date of such mailing shall be deemed the date of notice.  Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner set forth above.

6.16

No Guarantee of Benefits.  Nothing contained in this Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

6.17

Incapacity of Recipient.  If any person entitled to a distribution under this Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and this Plan with respect to the payment.

6.18

Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

6.19

Severability.  In the event any provision of this Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

6.20

Indemnification.  To the extent not covered by insurance, the Company shall indemnify the Plan Administrator, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to this Plan, provided however that the Company shall not indemnify any person for

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liabilities or expenses due to that person’s own gross negligence or willful misconduct.
SECTION 7 Employer Participation
7.1

Adoption of Plan.  Any Affiliate of the Company may, with the approval of the Company, adopt this Plan, and thereby become a Participating Employer, by filing with the Company a resolution of the Affiliate’s Board of Directors adopting this Plan.

7.2

Withdrawal from Plan.  Any Participating Employer shall have the right, at any time, upon the approval of, and under such conditions as may be provided by the Company, to withdraw from this Plan in accordance with the requirements under Code Section 409A by delivering to the Plan Administrator a resolution of the Participating Employer’s Board of Directors withdrawing from this Plan.

SECTION 8 Amendment and Termination
8.1

Amendment.  The Board of Directors of the Company (or the committee appointed as the Plan Administrator by the Board of Directors or its authorized delegate pursuant to Plan Section 1.5(a)) may at any time amend this Plan by written instrument, notice of which is given to all Participants and to their beneficiaries receiving installment payments, subject to Section 8.2.

8.2	Effect of Amendment. No amendment shall reduce the amount accrued in any Deferred Compensation Account as of the date such notice of the amendment is given.
8.3

Company’s Right to Terminate.  The Board of Directors of the Company retains the unrestricted right to partially or completely terminate this Plan at any time if, in their judgment, the tax, accounting or other effects of the continuance of this Plan, or potential payments thereunder would not be in the best interests of Company.  The Board of Directors of the Company, may, in its sole discretion, terminate the entire Plan, or terminate a portion of this Plan that is identified as an elective account balance plan as defined in Treasury Regulation Section 1.409A ‑ 1(c)(2)(i)(A), or as a nonelective account balance plan as defined in Treasury Regulation Section 1.409A ‑ 1(c)(2)(i)(B), and require distribution of all benefits due under this Plan or portion thereof, provided that:

(a)	the termination of this Plan does not occur proximate to a downturn in the financial health, as determined by the Plan Administrator, of the Company;
(b)	the Company also terminates all other plans or arrangements which are considered to be of a similar type as defined in Treasury Regulation A‑25

Section 1.409A ‑ 1(c)(2)(i), or as otherwise provided by the Code, as the portion of this Plan which has been terminated;
(c)

no payments made in connection with the termination of this Plan occur earlier than 12 months following the Plan termination date other than payments this Plan would have made irrespective of this Plan’s termination;

(d)	all payments made in connection with the termination of this Plan are completed within 24 months following the Plan termination date;
(e)

the Company does not establish a new plan of a similar type as defined in Treasury Regulation Section 1.409A ‑ 1(c)(2)(i), within 3 years following the Plan termination date of the portion of this Plan which has been terminated; and

(f)

the Company meets any other requirements deemed necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidations.

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